Exhibit 99.1

JANUS INTERNATIONAL GROUP REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

Delivered double-digit growth in revenues, Adjusted EBITDA, net income and operating cash flow

Completed business combination with Juniper Industrial and began trading on the New York Stock Exchange on June 8, 2021

TEMPLE, GA, June 14, 2021 – Janus International Group, Inc. (NYSE: JBI) (“Janus” or the “Company”), a leading provider of cutting-edge access control technologies and building product solutions for the self-storage and other commercial and industrial sectors, announced financial results for the first quarter of 2021.

First Quarter 2021 Highlights

•	Revenues of $152.8 million, a 10.9% increase compared to the first quarter of 2020, driven primarily by increased volumes and improved market conditions.

•

Adjusted EBITDA of $32.6 million, a 14.8% increase compared to the first quarter of 2020, primarily driven by increased revenues that more than offset the impact of the higher cost of raw materials, freight and labor.

•	Net income of $14.7 million, an increase from $10.0 million in the first quarter of 2020, driven primarily by higher operating income.

•	Operating cash flow expanded to $25.6 million, an increase from $20.3 million in the first quarter of 2020.

Ramey Jackson, Chief Executive Officer, stated, “Our results show the momentum we have in our business, which is driven by several strategic tailwinds in the industry as well as our shift to additional technology offerings that complement our already best-in-class self-storage solutions. We delivered strong top line growth due primarily to increased demand, and produced strong overall results despite a number of macroeconomic headwinds, including global raw material cost increases, global logistics constraints, and domestic labor tightness. We are optimally positioned within our industry to manage through this incredibly dynamic environment, further strengthen our project pipeline and deliver on our objectives.”

Mr. Jackson continued, “Janus is well positioned with a mix of best in class products in the self-storage industry and an exciting mix of technology-driven new products for further growth. The demand outlook for our products in self-storage and the commercial and industrial markets remains strong. With the recent closing of our business combination with Juniper Holdings and listing on the New York Stock Exchange, we are now even better positioned to execute on all these value-enhancing opportunities.”

About Janus International Group

Janus International Group (“Janus”) is a leading global manufacturer and supplier of turn-key self-storage, commercial and industrial building solutions and new technologies, including: automation and access control technologies, roll up and swing doors, hallway systems, re-locatable storage units, and much more.

The Janus team operates out of several U.S. locations and six locations internationally. More information is available at www.janusintl.com.

Forward Looking Statements

Certain statements in this communication may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this communication are forward-looking statements, including, but not limited to statements regarding Janus’ positioning in the industry to strengthen its pipeline and deliver on its objectives and Janus’ belief regarding the demand outlook for Janus’ products and the strength of the industrials markets. When used in this communication, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, as they relate to the management team, identify forward-looking statements. Such forward-looking statements are based on the current beliefs of Janus’ management, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements.

In addition to factors previously disclosed in Janus’ reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) risks of the self-storage industry; (ii) the highly competitive nature of the self-storage industry and Janus’ ability to compete therein; (iii) litigation, complaints, and/or adverse publicity; (iv) cyber incidents or directed attacks that could result in information theft, data corruption, operational disruption and/or financial loss; (v) the risk that Janus may not be able to strengthen its pipeline and deliver on its objectives to the extent expected; and (vi) the risk that the demand outlook for Janus’ products may not be as strong as anticipated.

There can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Janus is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Janus and is not intended to form the basis of an investment decision in Janus. All subsequent written and oral forward-looking statements concerning Janus or other matters and attributable to Janus or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above and under the heading “Risk Factors” in Janus’ final prospectus filed with the SEC on May 7, 2021 and in Janus’ other filings.

Non-GAAP Financial Measure

Janus uses measures of performance that are not required by or presented in accordance with GAAP in the United States. Non-GAAP financial performance measures are used to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis.

Adjusted EBITDA is a non-GAAP financial measure used by Janus to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, Janus believes these measures provide useful information to investors and others in understanding and evaluating Janus’ operating results in the same manner as its management and board of directors and in comparison with Janus’ peer group companies. In addition, they provide useful measures for period-to-period comparisons of Janus’ business, as they remove the effect of certain non-cash items, such as acquisition events, and certain variable or non-recurring charges. Adjusted EBITDA is defined as net income excluding interest expense, income taxes, depreciation expense, amortization, and other non-operational, non-recurring items.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of adjusted EBITDA. These limitations include that the non-GAAP financial measures: exclude depreciation and amortization, and although these are non-cash expenses, the assets being depreciated may be replaced in the future; do not reflect interest expense, or the cash requirements necessary to service interest on debt, which reduces cash available; do not reflect the provision for or benefit from income tax that may result in payments that reduce cash available; exclude non-recurring items which are unlikely to occur again and have not occurred before (i.e., the extinguishment of debt); and may not be comparable to similar non-GAAP financial measures used by other companies, because the expenses and other items that Janus excludes in the calculation of these non-GAAP financial measures may differ from the expenses and other items, if any, that other companies may exclude from these non-GAAP financial measures when they report their operating results. Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Janus International Group, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended
	March 27, 2021	March 28, 2020
	(Unaudited)	(Unaudited)
REVENUE
Sales of product	$121,696,226	$108,110,910
Sales of services	31,128,042	29,702,885

Total revenue	152,824,268	137,813,795
Cost of Sales	99,530,970	89,684,858

GROSS PROFIT	53,293,298	48,128,937
OPERATING EXPENSE
Selling and marketing	9,458,127	10,260,283
General and administrative	19,586,307	17,680,578

Operating Expenses	29,044,434	27,940,861

INCOME FROM OPERATIONS	24,248,864	20,188,076
Interest expense	(8,126,070)	(9,941,148)
Other income (expense)	(1,558,867)	75,327

Other Expense, Net	(9,684,937)	(9,865,821)

INCOME BEFORE TAXES	14,563,927	10,322,255
(Benefit) Provision for Income Taxes	(154,894)	370,225

NET INCOME	$14,718,821	$9,952,030

Other Comprehensive Income (Loss)	310,768	(3,531,485)

COMPREHENSIVE INCOME	$15,029,589	$6,420,545

Net income attributable to preferred unit holders	14,718,821	9,952,030

Net income (loss) attributable to common unit holders	$—	$—

Weighted-average Class B common units outstanding, basic and diluted (Note 14)
Basic	4,907	2,964
Diluted	9,410	8,701
Net income (loss) per Class B common unit, basic and diluted (Note 14)
Basic	$—	$—
Diluted	$—	$—

Janus International Group, Inc.

Consolidated Balance Sheets

	March 27,	December 26,
	2021	2020
	(Unaudited)
ASSETS
Current Assets
Cash	$64,504,035	$45,254,655
Accounts receivable, less allowance for doubtful accounts; $3,887,000 and $4,485,000, at March 27, 2021 and December 26, 2020, respectively	74,298,101	75,135,295
Costs and estimated earnings in excess of billing on uncompleted contracts	12,319,195	11,398,934
Inventory, net	30,223,806	25,281,521
Prepaid expenses	5,632,366	5,949,711
Other current assets	11,108,943	5,192,386

Total current assets	$198,086,446	$168,212,502
Property and equipment, net	31,737,021	30,970,507
Customer relationships, net	303,917,260	309,472,398
Tradename and trademarks	85,792,538	85,597,528
Other intangibles, net	17,010,190	17,387,745
Goodwill	260,363,156	259,422,822
Other assets	1,839,573	2,415,243

Total assets	$898,746,184	$873,478,745

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable	$35,530,541	$29,889,057
Billing in excess of costs and estimated earnings on uncompleted contracts	19,871,491	21,525,319
Current maturities of long-term debt	6,346,071	6,523,417
Other accrued expenses	46,328,873	37,164,627

Total current liabilities	$108,076,976	$95,102,420
Long-term debt, net	617,507,580	617,604,254
Deferred tax liability	14,523,870	15,268,131
Other long-term liabilities	2,779,351	4,631,115

Total liabilities	$742,887,777	$732,605,920

MEMBERS’ EQUITY
Common units, 21,005 units authorized, 19,745 and 19,745 issued, 4,926 and 4,478 outstanding at March 27, 2021 and December 26, 2020, respectively	313,301	261,425
Preferred units, 189,044 issued and outstanding at March 27, 2021 and December 26, 2020, respectively	189,043,734	189,043,734
Accumulated other comprehensive income (loss)	83,608	(227,160)
Accumulated deficit	(33,582,236)	(48,205,174)

Total members’ equity	$155,858,407	$140,872,825

Total liabilities and members’ equity	$898,746,184	$873,478,745

Janus International Group, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended
	March 27, 2021	March 28, 2020
	(Unaudited)	(Unaudited)
Cash Flows Provided By Operating Activities
Net income	$14,718,821	$9,952,030
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,472,999	1,429,921
Intangible amortization	6,832,144	6,709,550
Deferred finance fee amortization	753,509	805,517
Share based compensation	51,876	27,693
Loss on extinguishment of debt	1,421,292	—
Loss on sale of assets	60,794	18,489
Undistributed earnings (losses) of affiliate	(39,631)	16,804
Deferred income taxes	(767,658)	—
Changes in operating assets and liabilities
Accounts receivable	837,194	(8,881,522)
Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts	(920,261)	8,096,424
Prepaid expenses and other current assets	20,047	(1,519,902)
Inventory	(4,942,285)	(1,845,722)
Accounts payable	5,641,484	5,922,331
Other accrued expenses	1,868,381	(263,543)
Other assets and long-term liabilities	(1,448,691)	(149,237)

Net Cash Provided By Operating Activities	25,560,015	20,318,833

Cash Flows Used In Investing Activities
Proceeds from sale of equipment	55,409	5,458
Purchases of property and equipment	(2,363,240)	(1,832,127)
Cash paid for acquisition, net of cash acquired	(1,564,957)	(4,592,779)

Net Cash Used In Investing Activities	(3,872,788)	(6,419,448)

Cash Flows Used In Financing Activities
Distributions to members	(95,883)	(54,484)
Principal payments on long-term debt	(1,630,854)	(1,630,854)
Deferred financing fees	(765,090)	—

Cash Used In Financing Activities	$(2,491,827)	$(1,685,338)

Effect of exchange rate changes on cash and cash equivalents	53,980	(880,394)

Net Increase in Cash and Cash Equivalents	$19,249,380	$11,333,653

Cash and Cash Equivalents, Beginning of Fiscal Year	$45,254,655	$19,905,598

Cash and Cash Equivalents as of March 27, 2021 and March 28, 2020	$64,504,035	$31,239,251

Supplemental Cash Flows Information
Interest paid	$11,292,355	$9,072,238
Income taxes paid	$321,015	$468,480
Deferred transaction costs related to Juniper merger	$8,032,112	—

Janus International Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

	Period ended March 27, 2021	Period ended March 28, 2020	Variance	%
			$
Net Income	$14,718,821	$9,952,030	$4,766,791	47.9%
Interest Expense	8,126,070	9,941,148	(1,815,078)	(18.3)%
Income Taxes	(154,894)	370,225	(525,119)	(141.8)%
Depreciation	1,472,999	1,429,921	43,078	3.0%
Amortization	6,832,144	6,709,550	122,594	1.8%

EBITDA	$30,995,140	$28,402,874	$2,592,266	9.1%
BETCO transition fee(1)	—	15,000	(15,000)	(100.0)%
Loss (gain) on extinguishment of debt(2)	1,421,292	—	1,421,292	—%
COVID-19 related expenses(3)	197,986	—	197,986	—%

Adjusted EBITDA	$32,614,418	$28,417,874	$4,196,544	14.8%

(1)	Retainer fee paid to former BETCO owner, during the transition to a new President to run the business and related one-time-consulting fee.
(2)	Adjustment for loss (gain) on extinguishment of debt regarding (a) the write off of unamortized fees and third-party fees as a result of the debt modification completed in February 2021.
(3)	Expenses which are one-time and non-recurring related to the COVID-19 pandemic.

Investor Contacts, Janus Rodny Nacier / Dan Scott

IR@janusintl.com

(770) 562-6399

Media Contacts, Janus

Phil Denning / Nora Flaherty

Media@janusintl.com